Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement, which is expected to be filed with the United States Securities and Exchange Commission (the “SEC”) on or about October 9, 2015 on Form S-3 of Pacific Mercantile Bancorp and subsidiaries (the “Company”) of our report dated March 14, 2014 with respect to the audits of the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K as of December 31, 2013 and for years ended December 31, 2013 and 2012, which was filed with the SEC on March 14, 2014.
We also consent to the reference to us under the heading “Experts” in the prospectus, which is a part of this Registration Statement.

/s/ SQUAR MILNER LLP

Newport Beach, California
October 9, 2015